                                  EXHIBIT 10.3

                                   C3D Digital
                              AFFILIATION AGREEMENT

         AGREEMENT made this 17th day of February, 2000, by and between Chequemate International, Inc., a Utah corporation, d/b/a C3D Television, with its principal place of business located at 330 Washington Blvd., Suite 507, Marina del Rey, CA 90292, ("C3D") and CableAmerica Corporation, an Arizona corporation, with its principal place of business located at 2720 E. Camelback Road, Suite 200, Phoenix, AZ 85016 ("Affiliate").

         WHEREAS, Affiliate distributes television networks;  and

         WHEREAS, C3D desires to make available to Affiliate the programming known as the "C-3D Service" for retransmission to Affiliate's subscribers, and to provide certain other related services upon the terms and conditions set forth herein; and

         WHEREAS, Affiliate desires to make available to its subscribers the C-3D Service;

         NOW THEREFORE, it is mutually agreed as follows:

         1. Definitions. The following terms shall have the meanings set forth below when used in this Agreement:

                  1.1 "Programming" shall mean a motion picture, pre-recorded program, live production, or other event transmitted on the C-3D Service;

                  1.2 "C-3D Service" shall mean the single channel satellite delivered stereoscopic video entertainment programming service, presently transmitted on GE 3, transponder 8;

                  1.3 "Subscriber" shall mean a private residential dwelling unit (whether an apartment, house, mobile home, condominium unit, or rentable guest room in a hotel, motel, inn, or lodge), the resident(s) of which have agreed to purchase access to programming from Affiliate;

                  1.4 "Subscription Basis" shall mean the access to Programming chosen by a Subscriber over the facilities of a System for television viewing, for which access Subscriber is obligated to pay a monthly fee to Affiliate;

                  1.5 "System" shall mean each cable television system described in Schedule "A" hereto; and

                  1.6 "Viewing Device" shall mean the liquid-crystal shutter glasses and synchronizing drivers owned by C3D.

         2. License.

         2.1 Exhibition. C3D hereby grants to Affiliate and Affiliate hereby accepts, subject to the terms and conditions herein, a non-exclusive license to exhibit the C-3D Service on a subscription basis to Affiliate's Subscribers over the facilities of the System. Affiliate may include additional cable television systems by written amendment to Schedule A hereto, provided that C3D consents in writing in advance of any such addition. Affiliate shall exhibit the C-3D Service continuously during the term of this Agreement.

         2.2 Prohibitions. Unless otherwise expressly agreed to by C3D in writing, this license does not grant to Affiliate the right to exhibit, authorize, or permit the exhibition of the C-3D Service to any cable system or SMATV system (satellite master antenna television system) not set forth in Schedule A hereto;

upon any breach of this prohibition, C3D shall have the right to enjoin any exhibition or exploitation of the C-3D Service; to suspend the transmission of the C-3D Service; to terminate this Agreement and/or declare this Agreement breached; to declare all amounts owed to C3D immediately due and payable; and to exercise all rights and remedies on account of such breach, including, without limitation, the right to recover damages.

      3. Term.

         3.1 The term of this Agreement and the rights granted to Affiliate hereunder shall be for a period of five (5) years from the date first appearing above (the "Initial Term"). The Initial Term of this Agreement shall expire on the same date for all of Affiliate's Systems listed in Schedule A hereto regardless of when any individual system launches the C-3D Service hereunder. The termination of this Agreement shall not: (a) abrogate Affiliate's obligation to pay to C3D the sums set forth herein; (b) impair or affect C3D's rights of withdrawal, audit or indemnification; or (c) abrogate, impair or affect any warranty, representation, indemnity or undertaking on the part of each party hereunder.

         3.2 It is anticipated that the C-3D Service shall become available to Subscribers in Mesa, Arizona on or before January 15, 2000. If the C-3D Service is successful in the sole opinion of Affiliate, then Affiliate shall expand the C-3D Service throughout its other Systems.

         3.3 Affiliate may terminate this Agreement at any time during the first year of its term, upon thirty days' written notice to C3D.




         4. License Fees and Report.

         4.1 In consideration of the rights herein granted to Affiliate, Affiliate shall pay C3D the license fees ("License Fees") set forth in Schedule B hereto. Affiliate shall remit to C3D within thirty (30) days of the end of each month all License Fees due for such month. Together with each such payment of such amounts, Licensee shall deliver to C3D a monthly statement in the form of Schedule C attached hereto. All payments and statements hereunder shall be made to C3D at its address set forth above. All amounts not paid within said thirty (30) day period shall accrue interest at the maximum legal rate or 1 1/2 percent per month, whichever is less, until received. Acceptance of any payment by C3D after its due date shall not constitute a waiver of C3D's right to any accrued interest, or any other right which C3D might otherwise have.

         4.2 On no less than one hundred eighty (180) days' prior written notice to Affiliate ("Amended Fee Structure Notice") C3D shall have the right to adjust, from time to time during the term of this Agreement, the rates set forth in Schedule B hereto with respect to License Fees on the date ("Effective Date") specified in the Amended Fee Structure Notice, if the rates become unreasonable compared with the standard of the industry at that time. In such event, Affiliate may, by written notice at least ninety (90) days prior to the Effective Date, terminate this Agreement as of the Effective Date; provided, however, that such termination by Affiliate shall not take effect and shall be of no force or effect if C3D withdraws the increase by written notice to Affiliate no later than fifteen (15) days prior to the Effective Date.

         4.3 In the event of a dispute between Affiliate and C3D as to any amounts properly due from Affiliate to C3D, Affiliate shall pay that portion of the amounts not in dispute in accordance with the terms of Paragraph 4.1 above and before or at the time of payment, shall notify C3D in writing of the grounds for disputing the remaining unpaid balance. Interest shall not accrue on such balance for a period of fourteen (14) days during which the parties shall use reasonable efforts to negotiate a settlement.

         4.4 In connection with any interruption or other failure in the transmission, reception, or distribution of the C-3D Service which interruption or failure could reasonably have been prevented by C3D, Affiliate shall have recourse and a remedy against C3D only if Affiliate shall have given its affected Subscribers a


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

credit or rebate as a result of such interruption or failure, in which case the sole and exclusive remedy of Affiliate against C3D shall be a credit for no more than the amount of the License Fee which would have been payable by Affiliate to C3D for the Event(s) ordered if there had been no such interruption or failure. C3D shall not, under the foregoing or any other circumstances, be liable for incidental, consequential or special damages, including, without limitation, loss of profits or revenues, damage to or loss of personal property or the claim of any Subscriber.

         4.5 Within ninety (90) days following the end of each of Affiliate's fiscal years, during any portion of which this Agreement is in effect, Affiliate shall furnish to C3D a letter addressed to C3D signed by Affiliate's Chief Operating Officer or Chief Financial Officer which attests to the completeness and accuracy of all reports and statements supplied to C3D. Affiliate's obligation to supply such letters shall continue after the termination of this Agreement, until C3D receives the required letter with respect to the last fiscal year during any portion of which this Agreement is in effect.

         4.6 Affiliate shall keep and maintain, at Affiliate's principal place of business, complete and accurate books and records relating to this Agreement in accordance with generally accepted accounting principles. During the term of this Agreement and for two (2) years thereafter, C3D shall have the right, at its expense, for its representatives, accountants, or designated agents, at Affiliate's principal place of business, during regular business hours, to audit and examine Affiliate`s books and records for the purpose of verifying and confirming the accuracy of the statements delivered to C3D by Affiliate and the amount of the License Fees paid or payable under this Agreement and to make photocopies of relevant excerpts of any such books and records. The exercise by C3D of any right to audit or examine at any time or the acceptance by C3D of any statement or payment shall be without prejudice to any other rights or remedies available to C3D and shall not bar C3D from thereafter disputing the accuracy of any such payment or statement and Affiliate shall remain fully liable for any balance due under the terms of this Agreement. If any audit discloses an underpayment of five percent (5%) or more with respect to the amount of License Fees set forth on any of Affiliate's statements, Affiliate agrees to pay all costs and expenses incurred by C3D for such audit, and to re-compute and make immediate payment of the actual License Fees due, and to pay any reasonable attorney fees incurred by C3D in connection with such License Fees or the collection thereof. Neither C3D's acceptance of any information, nor inspection nor audit shall prevent C3D from later disputing the accuracy or completeness of any payments made or of information supplied by Affiliate.

         4.7 The suggested price for the service is $9.99 per month per Subscriber who either requires no Viewing Devices, or who requires one Viewing Kit, and an additional $5.99 per month per Subscriber who requires a second Viewing Kit. A "Viewing Kit" is one (1) synchronizing driver and two (2) pair of wireless liquid crystal shutter glasses. Affiliate may charge whatever price it desires, but if the prices charged exceed the suggested prices, the excess shall be divided 50% to C3D and 50% to Affiliate. If the prices charged exceed $19.99 per month for one Viewing Kit, or $34.99 per month for two Viewing Kits, that additional excess shall be divided 70% to C3D and 30% to Affiliate. New Subscribers may acquire the service for free through the end of February, 2000; for one year thereafter, any new Subscriber shall receive one month of the C-3D Service for free. Notwithstanding any other provision of this Agreement, Affiliate will not begin to charge any subscription fees until March 1, 2000. Thereafter, Affiliate will remit 100% of any subscription fees collected for the first three (3) paying months for each Subscriber to C3D, to help defray the cost of the Viewing Devices.



         5. Transmission and Distribution

         5.1 Affiliate shall be solely responsible for the reception of the video and audio signals of the C-3D Service to the headend or other receiving device of the System(s) and for the transmission therefrom to its Subscribers. Affiliate shall employ adequate security systems to prevent theft, pirating, copying, duplication, or unauthorized exhibition of the C-3D Service, and shall ensure that the C-3D Service is made available only to Subscribers. Affiliate shall continuously maintain transmission quality for the C-3D Service equivalent to the best transmission quality of other programming transmitted by Affiliate.


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

         5.2 C3D shall furnish Affiliate with one CLI IRD decoder per downlinking headend at no cost to Affiliate. If Affiliate requires a digital feed, then C3D shall make one available.

         5.3 Affiliate shall exhibit and shall require each System to exhibit the C-3D Service in its entirety, without any interruptions, including all titles, credits, and copyright notices.

         6. Advertising and Promotional Materials

         6.1 Affiliate shall use its reasonable best efforts to promote the C-3D Service to the Subscribers of each System, with the aim of maximizing the number of Subscribers to the C-3D Service, and the total revenue from the C-3D Service.

         6.2 For each month during the term of this Agreement, not later then thirty (30) days prior to the exhibition of the C-3D Service for such month, C3D shall make available to Affiliate such trailers and other publicity materials as C3D may have available (the "Promotional Materials") to be used for advertising and publicizing the C-3D Service for such month. Affiliate shall have the right, at its sole cost and expense, to make copies of the Promotional Materials solely for use by each System.

         6.3 Affiliate shall not use the name, image, or likeness of any character, person or entity appearing in or connected with the production of any Event included in the C-3D Service separate and apart from the advertising and promotion of the C-3D Service, and no name, image or likeness shall be used by Affiliate so as to constitute an endorsement or testimonial, express or implied, of any party, product, service or commercial venture. Affiliate acknowledges that its right to use the names, images, or likenesses of person or entities appearing in or connected with the production of any Event is subject to various limitations and restrictions contained in contracts with third parties. Following the exhibition of the C-3D Service in any month during the term of this Agreement, Affiliate shall not use, transmit, exhibit, circulate or otherwise publish any Promotional Materials provided by C3D for such month.

         6.4 In all advertising and publicity issued by Affiliate for the C-3D Service, Affiliate shall comply with all instructions from C3D, regarding advertising, or contained in any promotion package provided by C3D.

         6.5 The parties understand and agree that the implementation of this Agreement will necessitate that the staff and employees, servants and agents of each party shall make themselves and the necessary equipment, sites and locations available upon reasonable notice to the staff, employees, servants and agents of the other party at all reasonable times during the term of this Agreement.

         7.  Viewing Devices.

         7.1 C3D shall furnish Affiliate with a number of serially-numbered liquid-crystal shutter glasses and synchronizing drivers, as described in Exhibit "D". Affiliate shall cause one or more of Affiliate's employees to personally deliver and install the Viewing Devices at each Subscriber's address, in order to instruct the Subscriber on the proper methods of care and use, to be certain that the Viewing Devices are functioning for the Subscriber, and to obtain a receipt and agreement from the Subscriber as described below. Affiliate's employee shall furnish to each subscriber at the time of installation written materials prepared by C3D describing proper methods of care and use. If a Subscriber has trouble with a Viewing Device, and it is not merely a drained battery, the Viewing Device shall be replaced by Affiliate, and the trouble unit mailed to C3D at the address above, attention "Repairs and Warranty Claims".

         7.2 Affiliate shall obtain from each Subscriber at the time of installation a signed, written receipt and agreement prepared by C3D whereby the Subscriber agrees:
                  (a) to be liable for the replacement cost of the Viewing Devices if they are stolen, destroyed, or abused, and to return the Viewing Devices in good condition, ordinary wear and tear excepted, at the termination of that Subscriber's subscription;


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

                  (b) that there shall be no credit against the monthly subscription rates for any time during which the Viewing Devices are unavailable to the Subscriber due to theft or other casualty, or if they do not function due to a dead battery or due to abuse or misuse; and
                  (c) that if Subscriber becomes liable for the replacement cost of the Viewing Devices, that such amount will be added to Subscriber's account with Affiliate, and if Subscriber fails to pay such amount to Affiliate within ninety (90) days, Affiliate shall terminate all cable service to such Subscriber until such amount is paid; and
                  (d) to pay a $30.00 deposit per Viewing Kit to Affiliate.

         7.3 Affiliate shall be responsible to C3D only for those Viewing Devices which Affiliate has physical custody of. Once each Viewing Device is installed with a Subscriber and the signed written agreement is delivered to C3D, Affiliate's responsibility for that Viewing Device is relieved, until such time as a Subscriber returns a Viewing Device to Affiliate. Within thirty (30) days thereafter, Affiliate shall return such Viewing Device to C3D. Upon the termination of a Subscriber's subscription, Affiliate shall inspect the returned Viewing Devices and refund the deposit to Subscriber, mail the Viewing Devices back to C3D, and deduct from the License Fees next owing to C3D an amount equal to the deposit refunded.

         8.  WARRANTIES AND INDEMNIFICATION

         8.1 C-3D warrants and represents that: (a) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (b) the material contained in the C-3D Service and in the Promotional Materials supplied to Affiliate hereunder will not violate any copyright, right of privacy or publicity or literary or dramatic right of any person; provided, however, that such warranties and representations by C3D are only as broad as and coextensive with those provided to C3D by C3D 's program suppliers.

         8.2 Affiliate warrants and represents that: (a) Affiliate has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (b) Affiliate has obtained, and shall maintain in full force and effect during the term of this Agreement, such federal and state, local and/or private authorizations as are necessary to operate each System in the Territory and to retransmit the C-3D Service pursuant to this Agreement; (c) Affiliate will immediately notify C3D in the event that Affiliate loses, or becomes aware of circumstances that it may lose, any necessary authorizations, (d) any material contained in promotional material developed by Affiliate will not violate any copyright, right of privacy or publicity or literary or dramatic right of any person; and (e) Affiliate Shall not use, and shall require each System not to use any Programming for any unlawful purpose or for any purpose not permitted hereunder.

         8.3 Affiliate shall indemnify, defend and hold harmless C3D, its parent, subsidiaries and affiliated companies and their respective officers, directors, employees, agents and shareholders from and against any and all claims, losses or damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Claims") relating to or arising out of any breach or alleged breach of any of the representations, warranties, agreements, covenants or obligations made by Affiliate pursuant to this Agreement.

         8.4 C3D shall indemnity, defend and hold harmless Affiliate, its parent, subsidiaries and affiliated companies and their respective officers, directors, employees, agents and shareholders from and against any and all Claims relating to or arising out of any breach or alleged breach of any of the representations, warranties, agreements, covenants or obligations made by C3D pursuant to this Agreement.

         8.5 Each party seeking indemnity hereunder (the "Indemnified Party") agrees to give prompt notice to the other party (the "Indemnifying Party") of any circumstances which may give rise to a Claim under this Paragraph 8 as soon as the Indemnified Party knows of such circumstances: provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party under this Paragraph 8 except to the extent that such failure increases the Indemnified Party's liability hereunder. The Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to control the contest and defense of any Claim by a third party as to which notice is given by the Indemnified Party under this


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

Paragraph 8 at its own cost and expense, including the cost and expense of attorneys' fees in connection with such contest and defense. The Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnified Party settles or compromises any such Claim without the Indemnifying Party's prior written consent, the Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party under this Paragraph 8 with respect to such Claim.

         9. SERVICE MARKS. Affiliate acknowledges that the name and mark "C-3D" and any other service marks and any logos and variations used to identify the C-3D Service are the exclusive property of C3D and that Affiliate has not and shall not acquire any proprietary rights thereto by reason of this Agreement. Materials used by Affiliate may refer to "C-3D " or the C-3D Service and other names, marks and logos of C3D only if it is clear that the names, marks and logos used are service marks for the C-3D Service which Affiliate distributes. Such use shall be in accordance with any further instructions that may be issued by C3D from time to time, Affiliate shall promptly make available to C3D, at its request, all original promotional or advertising material that uses the aforesaid names, marks or logos in publicizing the C-3D Service and shall keep copies of all such original material, Affiliate shall not publish or disseminate any material which violates any restrictions imposed by C3D or C3D's program suppliers and disclosed by Affiliate by C3D.

         10. TERMINATION. Either party may terminate this Agreement by giving the other party at least thirty (30) days prior written notice, in the event that the other party has made any material misrepresentation herein or materially breaches any of its obligations hereunder, including, without limitation, the obligation to make all payments when due and payable, and such material misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within thirty (30) days of receipt of such notice. The right of either party to terminate this Agreement in any such case shall be in addition to any other remedies such party may have.

         11. FORCE MAJEURE. In the event Affiliate is prevented from exhibiting the C-3D Service, or C3D is prevented from transmitting the C-3D Service, by reason of any act of God, fire, strike, boycott, transportation failure, satellite interruption or other occurrence beyond the reasonable control of the party whose performance is prevented, neither party shall be responsible to the other for any damages, costs, expenses or loss of profits thereby. C3D shall have the right to terminate this Agreement upon written notice to Affiliate if, by reason of this paragraph, Affiliate is prevented from exhibiting the C-3D Service for more than ninety (90) consecutive days if both parties cannot arrive at a mutually agreeable solution for an extension.

         12. MISCELLANEOUS.

         12.1 Affiliate and its employees and agents shall maintain, in confidence, the terms and conditions of this Agreement, as well as all data, summaries, reports and information of all kind, whether oral or written, acquired, devised or developed in any manner by or from C3D personnel or C3D's files, and have not and will not reveal the same to any persons not employed by C3D except: (a) at the written direction of C3D; (b) to the extent necessary to comply with law or a valid order of a court of competent jurisdiction, in which event Affiliate shall so notify C3D as promptly as practicable (and, if possible, prior to making any disclosure) and shall in all cases seek Confidential treatment of such information; (c) as part of its normal reporting or review procedure to its parent company, auditors and its attorneys, provided such parent company, auditors and attorneys agree to be bound by the provisions of this paragraph; or (d) in order to enforce its rights pursuant to this Agreement.

         12.2 Neither this Agreement nor any rights or obligations hereunder may be assigned by Affiliate without the prior written consent of C3D, which consent shall not be unreasonably withheld. Such assignment shall not relieve Affiliate of its obligations incurred prior to the date of any such assignment hereunder. Any purported assignment without such consent shall be null and void and not enforceable against C3D. This Agreement and the rights and obligations of the parties hereunder shall be binding upon and shall inure to the benefit of C3D and Affiliate and their respective legal representatives, successors in interest and permitted assigns.


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

         12.3 Any waiver by either party of any breach of any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

         12.4 Notwithstanding anything to the contrary contained herein, if Affiliate fails to fully and timely perform any material obligation or any covenant hereunder, including, without limitation, Affiliate's failure to timely fulfill any of its payment obligations hereunder, or if Affiliate becomes insolvent, or if a petition under any bankruptcy shall be filed by or against Affiliate. (which petition, if filed against Affiliate, shall not have been dismissed within thirty (30) days thereafter); or if Affiliate takes advantage of any applicable insolvency or any other like statute, or executes a general assignment for the benefit of creditors; or if a receiver, liquidator or trustee (or equivalent under any applicable statute) is appointed for the assets or affairs of Affiliate, than upon the occurrence of any of the foregoing. C3D may exercise any or all of the following options, none of which shall be a waiver of the other or of any other rights or remedies which C3D may have at law, in equity or otherwise: (a) C3D may terminate this Agreement by giving prior written notice of termination to Affiliate; (b) C3D may cease licensing the C-3D Service to Affiliate: and/or (c) C3D may suspend the transmission of the C-3D Service to Affiliate and/or the right to transmit the C-3D Service by Affiliate until such default is ended or remedied. If C3D exercises any or all of the foregoing options, C3D shall be entitled to declare all unpaid and payable amounts to C3D immediately due and payable and to recover from Affiliate all payments past due from Affiliate to C3D hereunder, together with interest at the rate of 1 1/2 percent per month or the legal maximum, whichever is less, plus all attorneys' fees, costs and expenses, including collection agency fees, incurred by C3D to enforce the provisions hereof. Notwithstanding anything to the contrary contained herein, no termination of this Agreement for any reason shall relieve or discharge, or be deemed or construed as relieving or discharging, Affiliate from any duty, obligation or liability hereunder which accrued as of the date of such termination (including, without limitation, the obligation to pay any amounts payable hereunder and to furnish a statement with respect to any such payment which accrued as of such date of termination).

         12.5 With respect to the subject matter of this Agreement, this Agreement and the schedules hereto: (a) set forth the entire Agreement between the parties and any parties who have in the past or who are now representing either of the parties, and (b) supersede all prior understandings and communications between the parties, oral or written. Each of the parties acknowledges and represents that this Agreement is entered into after full investigation and that neither party is relying upon any statement or representation made by the other which is not specifically set forth in this Agreement. Each of the, parties acknowledges that it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement, unless such amendment, promise, modification, statement or representation is expressly set forth in a written instrument signed by a duly authorized representative of the other and dated subsequent to the date of the execution and delivery of this Agreement.

         12.6 The provisions of this Agreement are not intended to be for the benefit of any third party, whether Subscribers or otherwise, and no third party (including, without limitation, any Subscriber) shall be deemed to have any privity of contract with either of the parties hereto by virtue of this Agreement or the delivery of the C-3D Service.

         12.7 Any dispute between the parties regarding this Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of laws provisions.

         12.8 Nothing in this Agreement shall be deemed to create a relationship of joint venture, principal-agent or partnership between the parties, and neither shall hold itself out in its advertising or in any other manner that would indicate any such relationship between the parties.

         12.9 C3D shall not be liable for, and Affiliate shall pay and forever hold C3D harmless from, any and all sales, use, excise, income, franchise, corporate and similar taxes (including, without limitation, any fees payable to local or state franchising authorities) and other charges which are or may be imposed upon or assessed against Affiliate or any System and/or which are based upon or measured by revenues derived


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

by Affiliate from the exploitation of the rights granted to Affiliate pursuant to this Agreement (including, without limitation. any tax or charge based upon any goods or services furnished to Affiliate by C3D which goods or services are then passed on to Affiliate's Subscribers).

         12.10 All licenses, rights and interests in, to and with respect to the C-3D Service and Viewing Devices not specifically granted to Affiliate shall be and are specifically and entirely reserved to C3D. The licenses, rights and interests granted to Affiliate herein are non-exclusive, and accordingly, they may be fully exploited and utilized by C3D, without regard to the extent to which any such rights may be competitive with Affiliate or the licenses, rights and interests granted hereunder.

         12.11 Paragraph headings used herein are for convenience only and shall not be deemed to define, limit or construe the contents of any provision of this Agreement.

         12.12 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of the prohibition without invalidating the remaining provisions herein. Any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first above written.

         Chequemate International, Inc.
         d/b/a C-3D Digital


         By:      /s/ Fernando Gomez
            --------------------------------------------------------
                  Fernando Gomez, Vice President Affiliate Relations


         CableAmerica Corporation

         By:      /s/ Christopher A. Dyrek
            --------------------------------------------------------
                  Christopher A. Dyrek, V.P.










                                   SCHEDULE A

                              AFFILIATE- SYSTEM (S)





SYSTEM NAME


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


ADDRESS




AREA(S) SERVED




3D TELEVISION SERVICE LAUNCH DATE




TELEPHONE NUMBER















                                   SCHEDULE B

                                  LICENSE FEES


In accordance with the terms and conditions as set forth in Section 4.1 of the Affiliate Agreement, C3D will receive the following compensation from Affiliate:


1. All subscription fees for the first three (3) paying months for each new Subscriber; thereafter, $5.50 per Subscriber per month for each Subscriber with his or her own glasses and driver(s), or one (1) Viewing Kit; $8.00 per Subscriber per month for each Subscriber with two (2) Viewing Kits; plus C3D's percentage of any excess as described in Section 4.7 of this Agreement. The number of subscribers shall be determined as of the first day of each month.

2. Any funds collected from any Subscriber either as a deposit, or for loss of Viewing Systems, under Section 7 of this Agreement.

3. All compensation paid to C3D from Affiliate shall be paid in US funds as described in Section 4 of this Agreement.


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                                   SCHEDULE C

                                  SYSTEM REPORT



         Number of Subscribers at beginning of month:






                                   SCHEDULE D

                                 VIEWING SYSTEMS


         New Glasses - replacement cost $25.00 each, plus shipping.
                  Serial numbers:


         New Synchronizing Drivers - replacement cost $20.00 each, plus shipping.
                  Serial numbers:


         Refurbished Glasses - replacement cost $15.00 each, plus shipping.
                  Serial numbers:


         Refurbished Synchronizing Drivers - replacement cost $15.00 each, plus shipping.
                  Serial numbers:


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